Exhibit 4.19

Note: Do not sign and return this document to the Company. By clicking on the [“ACCEPT” box], you acknowledge that you have read the information below and agree to be bound by the terms of the Plan and Agreement, including the Appendix.

AMYRIS, INC.
2020 EQUITY INCENTIVE PLAN
GLOBAL NOTICE OF STOCK OPTION GRANT
Unless otherwise defined herein, the terms defined in the Amyris, Inc. (the “Company”) 2020 Equity Incentive Plan (the “Plan”) will have the same meanings in this Global Notice of Stock Option Grant and the electronic representation of this Global Notice of Stock Option Grant established and maintained by the Company or a third party designated by the Company (this “Notice”).
Name:
Address:
You (“Participant”) have been granted an option to purchase shares of common stock of the Company (the “Option”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached Global Stock Option Award Agreement (the “Option Agreement”), including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of the Option Agreement.
Grant Number:
Date of Grant:
Vesting Commencement Date:
Exercise Price per Share:
Total Number of Shares:
Type of Option: Non-Qualified Stock Option
Expiration Date:  ________ __, 20__; This Option expires earlier if Participant’s Service terminates earlier, as described in the Option Agreement.
Vesting Schedule:  Subject to the limitations set forth in this Notice, the Plan and the Option Agreement, the Option will vest in accordance with the following schedule: [insert applicable vesting schedule]
By accepting (whether in writing, electronically or otherwise) the Option, Participant acknowledges and agrees to the following:
1)Participant understands that Participant’s employment or consulting relationship or Service with the Company or a Parent or Subsidiary or Affiliate is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), except where otherwise prohibited by applicable law, and that nothing in this Notice, the Option Agreement or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the Option pursuant to this Notice is subject to Participant’s continuing Service as an Employee, Director, Non-Employee Director or Consultant. To the extent permitted by applicable law, Participant agrees and acknowledges that the Vesting Schedule may change prospectively in the event that Participant’s service status changes and/or in the event Participant is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of Awards or as determined by the Committee to the extent permitted by applicable law. Furthermore, the period during which Participant may exercise the Option after termination of Service, if any, will commence on the Termination Date (as defined in the Option Agreement).
2)This grant is made under and governed by the Plan, the Option Agreement and this Notice, and this Notice is subject to the terms and conditions of the Option Agreement and the Plan, both of which are incorporated herein by reference. Participant has read the Notice, the Option Agreement and the Plan.

3)Participant has read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.
4)By accepting the Option, Participant consents to electronic delivery and participation as set forth in the Option Agreement.

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AMYRIS, INC.
2020 EQUITY INCENTIVE PLAN
GLOBAL STOCK OPTION AWARD AGREEMENT
Unless otherwise defined in this Global Stock Option Award Agreement (this “Option Agreement”), any capitalized terms used herein will have the meaning ascribed to them in the Amyris, Inc. 2020 Equity Incentive Plan (the “Plan”).
Participant has been granted an option to purchase Shares (the “Option”) of Amyris, Inc. (the “Company”), subject to the terms, restrictions and conditions of the Plan, the Global Notice of Stock Option Grant (the “Notice”) and this Option Agreement, including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of this Option Agreement.
1.Vesting Rights. Subject to the applicable provisions of the Plan and this Option Agreement, this Option may be exercised, in whole or in part, in accordance with the Vesting Schedule set forth in the Notice. Participant acknowledges that the vesting of the Option pursuant to this Notice and Agreement is subject to Participant’s continuing Service as an Employee, Director, Non-Employee Director or Consultant.
2.Grant of Option. Participant has been granted an Option for the number of Shares set forth in the Notice at the exercise price per Share in U.S. Dollars set forth in the Notice (the “Exercise Price”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail. If designated in the Notice as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an ISO, to the extent that it exceeds the U.S. $100,000 rule of Code Section 422(d) it shall be treated as a Nonqualified Stock Option (“NSO”).
3.Termination Period.
(a)General Rule. If Participant’s Service terminates for any reason except death or Disability, and other than for Cause, then this Option will expire at the close of business at Company headquarters on the date three (3) months after Participant’s Termination Date (as defined below) (or such shorter time period not less than thirty (30) days or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s Service terminates deemed to be the exercise of an NSO). The Company determines when Participant’s Service terminates for all purposes under this Option Agreement.
(b)Death; Disability. If Participant dies before Participant’s Service terminates (or Participant dies within three months of Participant’s termination of Service other than for Cause), then this Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee or a shorter period set forth in the Appendix for a specific jurisdiction, subject to the expiration details in Section 7). If Participant’s Service terminates because of Participant’s Disability, then this Option will expire at the close of business at Company headquarters on the date twelve (12) months after Participant’s Termination Date (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee or a shorter period set forth in the Appendix for a specific jurisdiction, subject to the expiration details in Section 7).

(c)Cause. Unless otherwise determined by the Committee, the Option (whether or not vested) will terminate immediately upon the Participant’s cessation of Services if the Company reasonably determines in good faith that such cessation of Services has resulted in connection with an act or failure to act constituting Cause (or the Participant’s Services could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time the Participant terminated Services).
(d)No Notification of Exercise Periods. Participant is responsible for keeping track of these exercise periods following Participant’s termination of Service for any reason. The Company will not provide further notice of such periods. In no event shall this Option be exercised later than the Expiration Date set forth in the Notice.
(e)Termination. For purposes of this Option, Participant’s Service will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) as of the date Participant is no longer actively providing services to the Company, its Parent or one of its Subsidiaries or Affiliates (i.e., Participant’s period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) (the “Termination Date”). Unless otherwise provided in this Option Agreement or determined by the Company, Participant’s right to vest in the Option under the Plan, if any, will terminate as of the Termination Date and Participant’s right to exercise the Option after termination of Service, if any, will be measured from the Termination Date.
In case of any dispute as to whether and when a termination of Service has occurred, the Committee will have sole discretion to determine whether such termination of Service has occurred and the effective date of such termination (including whether Participant may still be considered to be actively providing Services while on a leave of absence).
If Participant does not exercise this Option within the termination period set forth in the Notice or the termination periods set forth above, the Option shall terminate in its entirety. In no event, may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.
4.Exercise of Option.
(a)Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and the applicable provisions of the Plan and this Option Agreement. In the event of Participant’s death, Disability, termination for Cause or other cessation of Service, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice and this Option Agreement. This Option may not be exercised for a fraction of a Share.
(b)Method of Exercise. This Option is exercisable by delivery of an exercise notice in a form specified by the Company (the “Exercise Notice”), which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be delivered in person, by mail, via electronic mail, transmission via online brokerage system, facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable Tax-Related Items (as defined in Section 8 below). This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and payment of any applicable Tax-Related Items (as defined below). No Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed and any exchange control registrations. Assuming such compliance, for United States income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.
(c)Exercise by Another. Subject to Section 6 below, if another person wants to exercise this Option after it has been transferred to him or her in compliance with this Option Agreement, that person must prove to the Company’s satisfaction that he or she is entitled to exercise this Option. That person must also complete the proper Exercise Notice form (as described above) and pay the Exercise Price (as described below) and any applicable Tax-Related Items (as described below).
5.Method of Payment. Payment of the aggregate Exercise Price, and any Tax-Related Items (as defined below) withholding, will be by any of the following, or a combination thereof, at the election of Participant:
(a)Participant’s personal check (representing readily available funds), wire transfer, or a cashier’s check;
(b)Participant’s irrevocable directions to a securities broker approved by the Company to deliver to the Company sufficient funds to pay the Exercise Price and any applicable Tax-Related Items (as defined below) withholding;
(c)if permitted by the Committee, certificates for shares of Company stock that Participant owns, along with any forms needed to effect a transfer of those shares to the Company; the value of the shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price. Instead of surrendering shares of Company stock, Participant may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the Option shares issued to Participant. However, Participant may not surrender, or attest to the ownership of, shares of Company stock in payment of the Exercise Price of Participant’s Option if Participant’s action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes;
(d)cashless exercise through irrevocable directions to a securities broker approved by the Company to sell all or part of the Shares covered by this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any applicable Tax-Related Items (as defined below) withholding. The balance of the sale proceeds, if any, will be delivered to Participant unless otherwise provided in this Option Agreement. The directions must be given by signing a special notice of exercise form provided by the Company; or
(e)other method authorized by the Company;
provided, however, that the Company may restrict the available methods of payment due to facilitate compliance with applicable law or administration of the Plan. In particular, if Participant is located outside the United States, Participant should review the applicable provisions of the Appendix for any such restrictions that may currently apply.
6.Non-Transferability of Option. This Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of Participant only by Participant or unless otherwise permitted by the Committee on a case-by-case basis. The terms of the Plan and this Option Agreement will be binding upon the executors, administrators, heirs, successors and assigns of Participant.

7.Term of Option. This Option will in any event expire on the expiration date set forth in the Notice, which date is 10 years after the Date of Grant (five years after the Date of Grant if this option is designated as an ISO in the Notice of Stock Option Grant and Section 5.3 of the Plan applies).
8.Taxes.
(a)Responsibility for Taxes. Participant acknowledges that, to the extent permitted by applicable law, regardless of any action taken by the Company or a Parent, Subsidiary or Affiliate employing or retaining Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. PARTICIPANT SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN EACH OF THE JURISDICTIONS, INCLUDING COUNTRY OR COUNTRIES IN WHICH PARTICIPANT RESIDES OR IS SUBJECT TO TAXATION BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.
(b)Withholding. Prior to any relevant taxable or tax withholding event, as applicable, to the extent permitted by applicable law Participant agrees to make arrangements satisfactory to the Company and/or the Employer to fulfill all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations for Tax-Related Items by one or a combination of the following:
(i)withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer or any Parent, Subsidiary or Affiliate; or
(ii)withholding from proceeds of the sale of Shares acquired at exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization and without further consent); or
(iii)withholding Shares to be issued upon exercise of the Option, provided the Company only withholds the number of Shares necessary to satisfy no more than the maximum statutory withholding amounts;
(iv)Participant’s payment of a cash amount to a securities broker (including by check representing readily available funds or a wire transfer) in accordance with Section 5(b) above; or
(v)any other arrangement approved by the Committee and permitted under applicable law;
all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (i)-(v) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory rate for Participant’s tax jurisdiction(s) in which case Participant will have no entitlement to the equivalent amount in Shares and may receive a refund of any over-withheld amount in cash in accordance with applicable law. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Exercised Shares; notwithstanding that a number of the Shares are held back solely for the purpose of satisfying the withholding obligation for Tax-Related Items.
Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
(c)Notice of Disqualifying Disposition of ISO Shares. If Participant is subject to Tax-Related Items in the United States and sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, Participant will immediately notify the Company in writing of such disposition. Participant agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out any wages or other cash compensation paid to Participant by the Company and/or the Employer or any Parent, Subsidiary or Affiliate.
9.Nature of Grant. By accepting the Option, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the Option and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Parent, Subsidiary or Affiliate, and shall not interfere with the ability of the Company, the Employer or any Parent, Subsidiary or Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);
(f)the Option and the Shares subject to the Option, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)the Option and the Shares subject to the Option, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)unless otherwise agreed with the Company, the Option and the Shares subject to the Option, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Parent, Subsidiary or Affiliate;
(i)the future value of the Shares underlying the Option is unknown, indeterminable and cannot be predicted with certainty; if the underlying Shares do not increase in value, the Option will have no value; if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease, even below the Exercise Price;
(j)no claim or entitlement to compensation or damages will arise from forfeiture of the Option resulting from Participant’s termination of Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); and
(k)neither the Company, the Employer nor any Parent, Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.
10.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant acknowledges, understands and agrees that he or she should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
11.Data Privacy. The Company is located at 5885 Hollis Street, Suite 100, Emeryville, California 94608, USA, and grants Options under the Plan to employees and directors of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company's grant of Options under the Plan and its ongoing administration of such Options, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of this Option, Participant expressly and explicitly consents to the personal data activities as described herein.

(a) Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about Participant, specifically, Participant's name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. Participant's Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company's legal basis for the collection, processing and use of Participant's Data is Participant's consent.
(b) Stock Plan Administration Service Providers. The Company and the Employer transfer Participant's Data to E*TRADE Financial Services or any of its successor or other third party service provider based in the United States of America and engaged by the Company to assist with the implementation, administration and management of Options granted under the Plan (collectively, the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan

Administrator and share Participant's Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for Participant to receive and trade Shares acquired under the Plan. Participant will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of Participant's ability to participate in the Plan.

(c) International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. Participant should note that Participant's country of residence may have enacted data privacy laws that are different from the United States of America. The Company's legal basis for the transfer of Participant's Data to the United States of America is Participant's consent.

(d) Voluntariness and Consequences of Consent, Denial or Withdrawal. Participant's participation in the Plan and Participant's grant of consent hereunder is purely voluntary. Participant may deny or withdraw his or her consent at any time. If Participant does not consent, or if Participant later withdraws his or her consent, Participant may be unable to participate in the Plan. This would not affect Participant's existing employment or salary; instead, Participant merely may forfeit the opportunities associated with participation in the Plan.

(e) Data Retention. Participant understands that Participant's Data will be held only as long as is necessary to implement, administer and manage Participant's participation in the Plan. When the Company no longer needs Participant's Data, the Company will remove it from its systems. If the Company retains Participant's Data longer, it would be to satisfy the Company's legal or regulatory obligations and the Company's legal basis would be for compliance with applicable laws, rules and regulations.

(f) Data Subject Rights. Participant understands that Participant may have the right under applicable law to (i) access or copy Participant's Data that the Company possesses, (ii) rectify incorrect Data concerning Participant, (iii) delete Participant's Data, (iv) restrict processing of Participant's Data, or (v) lodge complaints with the competent supervisory authorities in Participant's country of residence. To receive clarification regarding these rights or to exercise these rights, Participant understands that Participant can contact the Company's or the Employer's human resources representative by email at privacy@Amyris.com or by writing to the following address: Amyris, Inc., 5885 Hollis St, Suite 100, Emeryville, CA 94608; Attention: Privacy Administrator. Company will process Participant’s requests related to these rights as the law allows, which means in some cases there may be legal or other official reasons that Company may not be able to address the specific request related to Participant’s rights to protect Participant’s privacy. Company will take steps to verify Participant identity before fulfilling any such request.

12.Language. Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Option Agreement. Furthermore, if Participant has received this Option Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
13.Appendix. Notwithstanding any provisions in this Option Agreement, the Option will be subject to any special terms and conditions set forth in any appendix to this Option Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Option Agreement.

14.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
15.Acknowledgement. The Company and Participant agree that the Option is granted under and governed by the Notice, this Option Agreement and the provisions of the Plan (incorporated herein by reference). Participant: (a) acknowledges receipt of a copy of the Plan and the Plan prospectus, (b) represents that Participant has carefully read and is familiar with their provisions, and (c) hereby accepts the Option subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
16.Entire Agreement; Enforcement of Rights. This Option Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No adverse modification of, or adverse amendment to, this Option Agreement, nor any waiver of any rights under this Option Agreement, will be effective unless in writing and signed by the parties to this Option Agreement (which writing and signing may be electronic). The failure by either party to enforce any rights under this Option Agreement will not be construed as a waiver of any rights of such party.
17.Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Shares with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this Option Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this Option Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
18.Severability. If one or more provisions of this Option Agreement are held to be unenforceable under applicable law, then such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, then (a) such provision will be excluded from this Option Agreement, (b) the balance of this Option Agreement will be interpreted as if such provision were so excluded and (c) the balance of this Option Agreement will be enforceable in accordance with its terms.
19.Governing Law and Venue. This Option Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to such state’s conflict of laws rules.
Any and all disputes relating to, concerning or arising from this Option Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Plan or this Option Agreement, will be brought and heard exclusively in the United States District Court for the District of Northern California or the Superior Court of California, County of San Mateo. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
20.No Rights as Employee, Director or Consultant. Nothing in this Option Agreement will affect in any manner whatsoever any right or power of the Company, or a Parent, Subsidiary or Affiliate, to terminate Participant’s Service, for any reason, with or without Cause.
21.Consent to Electronic Delivery of All Plan Documents and Disclosures. By Participant’s acceptance of the Notice (whether in writing or electronically), Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, the Notice and this Option Agreement. Participant has reviewed the Plan, the Notice and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice and Agreement, and fully understands all provisions of the Plan, the Notice and this Option Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Option Agreement. Participant further agrees to notify the Company upon any change in the residence address. By acceptance of this Option, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, this Option Agreement, the Plan, account statements, Plan prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Option and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail to Stock Administration. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail to Stock Administration.
22.Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country of residence, the broker’s country, or the country in which the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect Participant’s ability to directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of Shares, or rights to Shares (e.g., Options), or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing the inside information. Furthermore, Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions and understands that Participant should consult his or her personal legal advisor on such matters. In addition, Participant acknowledges that he or she read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.

23.Foreign Asset/Account, Exchange Control and Tax Reporting. Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash resulting from his or her participation in the Plan. Participant may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in Participant’s country and/or repatriate funds received in connection with the Plan within certain time limits or according to specified procedures. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal and tax advisors on such matters.
24.Award Subject to Company Clawback or Recoupment. The Option shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other Service that is applicable to Participant. In addition to any other remedies available under such policy, applicable law may require the cancellation of Participant’s Option (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s Option.
BY ACCEPTING THIS OPTION, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

APPENDIX
AMYRIS INTERACTIVE, INC.
2020 EQUITY INCENTIVE PLAN
GLOBAL STOCK OPTION AWARD AGREEMENT
COUNTRY SPECIFIC PROVISIONS FOR PARTICIPANTS OUTSIDE THE U.S.
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Option granted to Participant under the Plan if Participant resides and/or works in one of the countries below. This Appendix forms part of the Option Agreement. Any capitalized term used in this Appendix without definition will have the meaning ascribed to it in the Notice, the Option Agreement or the Plan, as applicable.
The terms and conditions in this Appendix shall apply only to Participants that are Employees residing and/or working in Brazil and to Participants that are Non-Employee Directors residing and/or working in Belgium, European Union (“EU”), European Economic Area (“EEA”) or Switzerland.

If Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working, or Participant transfers employment and/or residency between countries after the Date of Grant, the Company will, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to Participant under these circumstances.
Notifications
This Appendix also includes information relating to exchange control, securities laws, foreign asset/account reporting and other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control, foreign asset/account reporting and other laws in effect in the respective countries as of May 2020. Such laws are complex and change frequently. As a result, Participant should not rely on the information herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Participant exercises the Option, sells Shares acquired under the Plan or takes any other action in connection with the Plan.
In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

The notifications in this Appendix shall apply only to Participants that are Employees residing and/or working in Brazil and to Participants that are Non-Employee Directors residing and/or working in Belgium, European Union (“EU”), European Economic Area (“EEA”) or Switzerland.

Finally, if Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working and/or residing, or Participant transfers employment and/or residency after the Date of Grant, the information contained herein may not apply to Participant in the same manner.

        11   27121/00003/FW/11418914.3

BRAZIL
The information described below is applicable only to Participants that are Employees residing and/or working in Brazil.
Terms and Conditions
Compliance with Law. By accepting the Option, Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and pay any and all applicable taxes associated with his or her participation in the Plan, including the exercise of the Option and the payout or sale of any Option Shares acquired under the Plan.
Labor Law Acknowledgment. By accepting the Option, Participant acknowledges, understands and agrees that, for all legal purposes, (a) the benefits provided to Participant under the Plan are the result of commercial transactions unrelated to Participant’s status as a Service provider, (b) Participant is making an investment decision, (c) the Plan is not a part of the terms and conditions of Participant’s employment or other Service, (d) the income from the Option, if any, is not part of Participant's remuneration from employment or other Service, and (e) the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to Participant.
Notifications
Foreign Asset/Account Reporting Information. If Participant is a resident or domiciled in Brazil, Participant may be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil. If the aggregate value of such assets and rights is equal to or greater than US$100,000 but less than US$100,000,000, a declaration must be submitted annually. If the aggregate value exceeds US$100,000,000, a declaration must be submitted quarterly.
Tax on Financial Transaction (“IOF”). Repatriation of funds (e.g., the proceeds from the sale of Shares) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is Participant's responsibility to comply with any applicable Tax on Financial Transactions arising from his or her participation in the Plan. Participant should consult with his or her personal tax advisor for additional details.

BELGIUM
The information described below is applicable only to Participants that are Non-Employee Directors residing and/or working in Belgium.
Terms and Conditions
Acceptance of Option. Options granted to Participant in Belgium shall not be accepted by the Participant earlier than the 61st day following the offer date. The offer date is the date on which the Company notifies Participant of the material terms and conditions of the Option grant. Any acceptance given by Participant before the 61st day following the offer date shall be null and void.
Notifications
Foreign Asset/Account Reporting Information. If Participant is a Belgian resident, Participant is required to report any securities (e.g., Shares acquired under the Plan) or bank accounts (including brokerage accounts) held outside of Belgium on his/her annual tax return. Participant is also required to complete a separate report providing the National Bank of Belgium with details regarding any such account, including the account number, the name of the bank in which such account is held and the country in which such account is located. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbe.be, under the Kredietcentrales / Centrales des crédits caption.
Stock Exchange Tax Information. A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax will apply when Shares acquired pursuant to the Option are sold. Participant should consult with his or her tax or financial advisor for additional details on his or her obligations with respect to the stock exchange tax.

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) / SWITZERLAND
The information described below is applicable only to Participants that are Non-Employee Directors residing and/or working in the EU/EEA or Switzerland.

Terms and Conditions

Data Privacy. If Participant resides and/or works in the EU/EEA or Switzerland, Section 9 of the Agreement shall be replaced with the following:

The Company is located at 5885 Hollis Street, Suite 100, Emeryville, California 94608, USA, and grants Options under the Plan to employees and directors of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company's grant of the Options under the Plan and its ongoing administration of such award, the Company is providing the following information about its data collection, processing and transfer practices, which Participant should carefully review.

(a)Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about Participant, specifically, Participant's name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. Participant's Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company's legal basis for such disclosure of Participant's Data is to satisfy its contractual obligations under the terms of the Agreement and this Appendix, and to comply with applicable laws, rules and regulations.
(b)Stock Plan Administrator. The Company and the Employer transfer Participant's Data to E*TRADE Financial Services or any of its successor or other third party service provider based in the United States of America and engaged by the Company to assist with the implementation, administration and management of Options granted under the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share Participant's Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for Participant to receive and trade Shares acquired under the Plan. Participant will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of Participant's ability to participate in the Plan.
(c)International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. Participant should note that Participant's country of residence may have enacted data privacy laws that are different from the United States of America. The Company's legal basis for the transfer of Participant's Data to the United States of America is to satisfy its contractual obligations under the terms and conditions of this Agreement.
(d)Data Retention. Participant understands that Participant's Data will be held only as long as is necessary to implement, administer and manage Participant's participation in the Plan. When the Company no longer needs Participant's Data, the Company will remove it from its systems. If the Company retains Participant's Data longer, it would be to satisfy the Company's legal or regulatory obligations and the Company's legal basis would be for compliance with applicable laws, rules and regulations.
(e)Data Subject Rights. Participant understands that Participant may have the right under applicable law to (i) access or copy Participant's Data that the Company possesses, (ii) rectify incorrect Data concerning Participant, (iii) delete Participant's Data, (iv) restrict processing of Participant's Data, or (v) lodge complaints with the competent supervisory authorities in Participant's country of residence. To receive clarification regarding these rights or to exercise these rights, Participant understand that Participant can contact the Company's human resources representative.
SWITZERLAND
The information described below is applicable only to Participants that are Non-Employee Directors residing and/or working in Switzerland.
Notifications
Securities Law Information. Neither this document nor any other materials relating to the Option(i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or (iii) has been or will be filed with, or approved or supervised by, any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).
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